Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
(To Reoffer Prospectus filed with the New Brunswick Scientific Co., Inc. Registration Statement of Form S-8, Registration #333-06029, relating to the New Brunswick Scientific Co., Inc. 1989 Stock Option Plan for Nonemployee Directors.)


                       NEW BRUNSWICK SCIENTIFIC CO., INC.

This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of New Brunswick Scientific Co., Inc. those persons acquired upon the exercise of options granted to them under the company's 1989 Stock Option Plan for Nonemployee Directors.

The information set forth in the table under the caption "Selling Stockholders" in the reoffer prospectus filed with the New Brunswick Scientific Co., Inc. Registration Statement of Form S-8, Registration #333-06029, relating to the New Brunswick Scientific Co., Inc. 1989 Stock Option Plan for Nonemployee Directors, is amended and restated in its entirety as follows:

As of the date of this prospectus supplement, the number of shares held by each of the Selling Stockholders which were acquired upon the exercise of options granted to them under the Plan are as follows:

Name                    Position  with  Company   No.  of  Shares
----                    -----------------------   ---------------

Kiyoshi  Masuda             Director             21,133
Ernest  Gross               Director             10,506
Martin  Siegel              Former  Director     24,514
David  Pramer               Director             11,304



This prospectus supplement also covers any additional shares of New Brunswick Scientific Co., Inc. common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of New Brunswick Scientific Co., Inc. common stock. The date of this prospectus supplement is September 10, 2001.





REFERENCE IS HEREBY MADE TO THE CONTENTS OF THE NEW BRUNSWICK SCIENTIFIC CO., INC. REGISTRATION STATEMENT ON FORM S-8, REGISTRATION #333-06029, WHEREIN THERE IS A COMPLETE DESCRIPTION OF THE PLAN PURSUANT TO WHICH THE SECURITIES OFFERED PURSUANT TO THE REOFFER PROSPECTUS WERE INITIALLY ACQUIRED BY THE SELLING SHAREHOLDERS.